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
                                 CREDIT FIRST
                                 SUISSE BOSTON
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                                         CREDIT SUISSE FIRST BOSTON CORPORATION
                                      Eleven Madison Avenue   Telephone: (212)
                                         325-2000
                                      New York, NY 10010-3629

                            TranSwitch Corporation

                          Offer to Purchase for Cash
                 Up to $200,000,000 Aggregate Principal Amount
                              of its Outstanding
                       4 1/2% Convertible Notes Due 2005
                   at a Purchase Price Not Greater than $700
                              Nor Less than $650
                         Per $1,000 Principal Amount,
                   Plus Accrued and Unpaid Interest Thereon

 THE OFFER, PRORATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
   YORK CITY TIME, ON MONDAY, MARCH 11, 2002, UNLESS THE OFFER IS EXTENDED.

                                                              February 11, 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   Enclosed for your consideration is an Offer to Purchase (the "Offer to Purchase") and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer by TranSwitch Corporation ("Purchaser"), a Delaware corporation, to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, up to $200,000,000 aggregate principal amount of its outstanding 4 1/2% Convertible Notes due 2005 (the "Notes") at a price not greater than $700 nor less than $650, per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase, at a price determined by the "Modified Dutch Auction" procedure described below.

   The maximum aggregate principal amount listed above for the Notes is referred to as the "Offer Amount." The Offer Amount is approximately 64% of the aggregate outstanding principal amount of the Notes.

   Under the "Modified Dutch Auction" procedure, Purchaser will accept Notes validly tendered (and not withdrawn) in the Offer in the order of the lowest to the highest tender prices specified or deemed to have been specified by tendering holders within the price range for the Notes subject to the Offer, and will select the single lowest price so specified (the "Purchase Price") that will enable Purchaser to purchase the Offer Amount (or, if less than the Offer Amount are validly tendered (and not withdrawn), all Notes so tendered). Purchaser will pay the same Purchase Price for all Notes validly tendered at or below the Purchase Price (and not withdrawn).

   In the event that the amount of Notes validly tendered (and not withdrawn) on or prior to the Expiration Date at or below the Purchase Price exceeds the Offer Amount, then Purchaser will accept for payment of such Notes that are validly tendered (and not withdrawn) at or below the Purchase Price on a pro rata basis from among such tendered Notes. In all cases, Purchaser will make appropriate adjustments to avoid purchases of Notes in a principal amount (or principal amount at maturity, as applicable) other than an integral multiple of $1,000.

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   Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

   For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

      1.  Offer to Purchase, dated February 11, 2002.

      2. A Letter of Transmittal for the Notes for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding.

      3. A printed form of letter which may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer. This form will enable your clients to tender all Notes that they own.

   DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

   Any inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc., the Information Agent, at (800) 431-9633 or (212) 269-5550 or at the address set forth on the back cover of the Offer to Purchase, or to the Dealer Manager for the Offer, at (800) 820-1653 or (212) 325-5415. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENT SHALL CONSTITUTE YOU THE AGENT OF PURCHASER, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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